EXHIBIT (M)

                            THE CATHOLIC FUNDS, INC.

                     AMENDED AND RESTATED DISTRIBUTION PLAN
                             PURSUANT TO RULE 12B-1

         This Amended and Restated Distribution Plan (the "Plan") was adopted by a vote of the Board of Directors and of the Qualified Directors (as those terms are defined herein) of The Catholic Funds, Inc. ("CFI") on November 15, 2005 to remove "Class C" shares from the Plan and add "Class D" shares to the Plan as follows:

         1. The Plan. This Plan is the written plan of CFI contemplated by Rule 12b-1 (the "Rule") under the Investment Company Act of 1940 (the "Act").

         2. Definitions. As used in this Plan, the following terms shall have the following meanings:

                (a) "Distributor" shall mean the registered broker/dealer appointed and serving from time to time as the principal underwriter for a Fund in accordance with the provisions of the Act.

                (b) "Fund" shall mean any separate series or mutual fund designated from time to time by CFI and listed in the Appendices attached hereto.

                (c) "Qualified Recipient" shall mean any broker-dealer or other "person" (as that term is defined in the Act) which (i) has entered into a written agreement that complies with the Rule (a "related agreement") with a Fund's Distributor, and (ii) has rendered distribution assistance (whether direct, administrative or both) in the distribution of a Fund's Class A shares. Qualified Recipient shall include the Distributor.

                (d) "Qualified Holdings" shall mean all Class A shares of a Fund beneficially owned by (i) a Qualified Recipient, (ii) the customers (brokerage or other) of a Qualified Recipient, (iii) the clients (investment advisory or other) of a Qualified Recipient, (iv) the accounts as to which a Qualified Recipient has a fiduciary or custodial relationship, and (v) the members of a Qualified Recipient, if such Qualified Recipient is an association or union; provided that the Qualified Recipient shall have been instrumental in the purchase of such Class A shares by, or shall have provided administrative assistance to, such customers, clients, accounts or members in relation thereto. The Distributor may make final and binding decisions as to all matters relating to Qualified Holdings and Qualified Recipients, including but not limited to (i) the identity of Qualified Recipients; (ii) whether or not any Class A shares are to be considered as Qualified Holdings of any particular Qualified Recipient; and (iii) what Class A shares, if any, are to be attributed to a particular Qualified Recipient, to a different Qualified Recipient or to no Qualified Recipient.


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                (e) "Qualified Directors" shall mean the Directors of CFI who are not interested persons (as defined in the Act) of CFI and who have no direct or indirect financial interest in the operation of this Plan or any agreement related to this Plan. While this Plan is in effect, the selection and nomination of Qualified Directors shall be committed to the discretion of the Directors who are not interested persons of CFI. Nothing herein shall prevent the involvement of others in such selection and nomination as is permitted under the Act, if the final decision on any such selection and nomination is approved by a majority of such disinterested Directors.

                (f) "Permitted Payments" shall mean payments by the Distributor to Qualified Recipients as permitted by this Plan.

                (g) "Permitted Expenses" shall mean expenses incurred by the Distributor in connection with the distribution of Class A shares of the Fund as defined below in Section 4.

                (h) Permitted Payments and Permitted Expenses shall not include any expenses listed in Section 5 below.

         3. Payments Authorized

                (a) Class A Shares. The Distributor is authorized, pursuant to this Plan, to make Permitted Payments to any Qualified Recipient under a related agreement on either or both of the following bases for Class A shares:

                        (i) As reimbursement for direct expenses incurred in the course of distributing Fund shares or providing administrative assistance to the Fund or its shareholders, including, but not limited to, advertising, printing and mailing promotional material, telephone calls and lines, computer terminals and personnel (including commissions and other compensation paid to such personnel); and/or

                         (ii) At a rate specified in the related agreement with
the Qualified Recipient in question based on the average value of the Qualified Holdings of such Qualified Recipient.

                The Distributor may make Permitted Payments in any amount to any Qualified Recipient, provided that: (A) the total amount of all Permitted Payments made during a fiscal year of the Fund to all Qualified Recipients (whether made under (i) and/or (ii) above) do not exceed, in that fiscal year of the Fund, the amounts for each Fund's Class A shares as set forth in Appendix A attached hereto; and (B) a majority of the Fund's Qualified Directors may at any time decrease or limit the aggregate amount of all Permitted Payments or decrease or limit the amount payable to any Qualified Recipient. Each Fund will reimburse the Distributor for such Permitted Payments within such limit, but the Distributor shall bear any Permitted Payments beyond such limits.

                (b) Class D Shares. The Fund shall pay to the Distributor, as compensation for acting as principal underwriter in respect of the Class D shares of such Fund, and as compensation for providing services to holders of Class D shares of the Fund, a "Distribution Fee" computed at an annual rate equal to the percentage of such Fund's average daily net assets attributable to Class D Shares of such Fund as set forth on Appendix B, which Distribution Fee will accrue daily and be paid monthly.


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                 (c) Payment to Distributor in Respect of Class A Shares.
Distributor is entitled to receive from each Fund the payment of Permitted Expenses on an annual basis at the rate specified in Appendix A with respect to Class A shares which are owned of record by the Distributor as nominee for the Distributor's customers or which are owned by those customers of the Distributor whose records, as maintained by the Fund or its agent, designate the Distributor as the customer's dealer of record, and said fee shall be considered a Permitted Expense; provided, however, that in no event shall Permitted Expenses and Permitted Payments, in the aggregate, in that fiscal year of the Fund, exceed the amounts set forth in Appendix A for the relevant Fund and the Distributor shall bear any such expenses beyond such limit.

                  Said fee shall be calculated and paid quarterly. The Distributor shall furnish the Fund with such information as shall be reasonably requested by the Fund with respect to the fees paid to the Distributor.

         4. Expenses Authorized. The Distributor is authorized, pursuant to this Plan, to purchase advertising for Class A shares of any Fund, to pay for sales literature and other promotional material, and to make payments to sales personnel affiliated with it, in the form of commissions or other compensation. Any such advertising and sales material may include references to other open-end investment companies or other investments and any salesmen so paid are not required to devote their time solely to the sale of Fund shares. Any such expenses ("Permitted Expenses") made during a fiscal year of any Fund shall be reimbursed or paid by the Fund, except that the combined amount of reimbursement or payment of Permitted Expenses together with the Permitted Payments made pursuant to Section 3 of this Plan by a Fund shall not, in the aggregate, in that fiscal year of the Fund, exceed the amounts set forth in Appendix A attached hereto. The Distributor shall bear any expenses beyond such limit. No such reimbursement may be made for Permitted Expenses or Permitted Payments for fiscal years prior to the fiscal year in question or in contemplation of future Permitted Expenses or Permitted Payments.

         5. Certain Other Payments Authorized. If and to the extent that any of the payments by any Fund listed below are considered to be "primarily intended to result in the sale of shares" issued by the Fund within the meaning of the Rule, such payments by the Fund are authorized without limit under this Plan and shall not be included in the limitations contained in this Plan: (i) the costs of the preparation, printing and mailing of all required reports and notices to shareholders, irrespective of whether such reports or notices contain or are accompanied by material intended to result in the sale of shares of the Fund or other funds or other investments; (ii) the costs of preparing, printing and mailing of all prospectuses to shareholders; (iii) the costs of preparing, printing and mailing of any proxy statements and proxies, irrespective of whether any such proxy statement includes any item relating to, or directed toward, the sale of the Fund's shares; (iv) all legal and accounting fees relating to the preparation of any such reports, prospectuses, proxies and proxy statements; (v) all fees and expenses relating to the qualification of the Fund, the Funds and/or their shares under the securities or "Blue Sky" law of any jurisdiction; (vi) all fees under the Act and the Securities Act of 1933, including fees in connection with any application for exemption relating to or directed toward the sale of the Fund's shares; (vii) all fees and assessments of the Investment Company Institute or any successor organization, irrespective of whether some of its activities are designed to provide sales assistance; (viii) all costs of preparing and mailing confirmations of shares sold or redeemed or share certificates, and reports of share balances; and (ix) all costs of responding to telephone or mail inquiries of shareholders.


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         6. Investment Advisory Fees. It is recognized that the costs of distribution of the Funds' Class A shares are expected to exceed the sum of Permitted Payments and Permitted Expenses ("Excess Distribution Costs") and that the profits, if any, of the investment advisor are dependent primarily on the advisory fees paid to the advisor. If and to the extent that any investment advisory fees paid by a Fund might, in view of any Excess Distribution Costs, be considered as indirectly financing any activity which is primarily intended to result in the sale of shares issued by a Fund, the payment of such fees is authorized under this Plan. In taking any action contemplated by Section 15 of the Act as to any investment advisory contract to which CFI is a party, CFI's Board of Directors, including its Directors who are not "interested persons," as defined in the Act, shall, in acting on the terms of any such contract, apply its "fiduciary duty" standard contained in Sections 36(a) and 36(b) of the Act.

         7. Reports. While this Plan is in effect, the Distributor shall present to CFI's Board of Directors, at least quarterly, a written report of the amounts expended pursuant to this Plan and any related agreement with respect to the distribution of Class A shares, and the purpose for which such expenditures were made.

         8. Effectiveness, Continuation, Termination and Amendment

                 (a) Class A Shares. This Plan, as applied to Class A shares, has been approved by a vote of a majority of the Board of Directors of the Fund and of a majority of the Qualified Directors, cast in person at a meeting called for the purpose of voting on this Plan. This Plan shall, unless terminated as hereinafter provided, continue in effect with respect to Class A shares from year to year only so long as such continuance is specifically approved at least annually by a majority of the Fund's Board of Directors and a majority of its Qualified Directors cast in person at a meeting called for the purpose of voting on such continuance. This Plan may be terminated with respect to Class A shares at any time as to any Fund by a vote of a majority of the Qualified Directors or by the vote of the holders of a "majority" (as defined in the Act) of all outstanding voting securities of any Fund. This Plan may not be amended to increase materially the amount of payments to be made by any Fund with respect to Class A shares except by the vote of the holders of a "majority" (as defined in the Act) of the outstanding voting securities of that Fund, and all amendments must be approved by a vote of a majority of the Board of Directors of CFI and of a majority of the Qualified Directors, cast in person at a meeting called for the purpose of voting on this Plan. In the event of a termination of this Plan with respect to Class A shares of any Fund, the Distributor shall be reimbursed only for Permitted Payments and Permitted Expenses for Class A shares of the relevant Fund incurred to the date of termination and within the limits set forth in Section 4 above.


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                 (b) Class D Shares. This Plan, as applied to Class D shares, has been approved by a vote of the Board of Directors of the Fund and of the Qualified Directors, cast in person at a meeting called for the purpose of voting on this Plan. This Plan shall, unless terminated as hereinafter provided, continue in effect with respect to Class D shares from year to year only so long as such continuance is specifically approved at least annually by CFI's Board of Directors and its Qualified Directors cast in person at a meeting called for the purpose of voting on such continuance for Class D shares. This Plan, as applied to Class D shares, may be terminated at any time with respect to any Fund by a vote of a majority of the Qualified Directors or by the vote of the holders of a "majority" (as defined in the Act) of the outstanding Class D shares of that Fund. This Plan may not be amended to increase materially the amount of payments to be made for Class D shares of any Fund except by a vote of holders of least a "majority" (as defined in the Act) of the outstanding voting securities of Class D shares of the relevant Fund, and all amendments must be approved by a vote of the Board of Directors of CFI and of the Qualified Directors, cast in person at a meeting called for the purpose of voting on Class D shares of this Plan.


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                                                                      APPENDIX A

                                 CLASS A SHARES

         Rule 12b-1 service fees are expressed as a percentage of the relevant Fund's average daily net assets.

1.       The Catholic Equity Fund (Class A)
         Service Fee: 0.25 of 1%


                                      A-1
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                                                                      APPENDIX B

                                 CLASS D SHARES

         Rule 12b-1 distribution fees are expressed as a percentage of the relevant Fund's average daily net assets.

         1.       The Catholic Equity Fund (Class D)
                  Distribution Fee: 1.00 of 1%


                                      B-1